UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 11, 2017

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2017, Twitter, Inc. (“Twitter”) announced that its board of directors appointed Ned D. Segal as its Chief Financial Officer (“CFO”), effective late August 2017. Mr. Segal will take over the CFO role from Anthony Noto, Twitter’s Chief Operating Officer and Chief Financial Officer. Mr. Noto will continue to serve as Twitter’s Chief Operating Officer after Mr. Segal’s appointment is effective.

Mr. Segal, 43, has served as Senior Vice President of Finance of Intuit Inc., most recently leading financial and strategic planning for the Small Business Group, since January 2015. From April 2013 until January 2015, Mr. Segal served as Chief Financial Officer of RPX Corporation, a publicly-traded patent risk management solutions company. Mr. Segal previously held various positions at Goldman Sachs & Co. from 1996 to April 2013, most recently as Managing Director, Head of Global Software Investment Banking from 2009-2013. He began his career at Goldman Sachs in equity research sales, specializing in the technology sector, and transitioned to investment banking in 2005. Mr. Segal holds a B.S. from Georgetown University.

There are no arrangements or understandings between Mr. Segal and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Segal and any Twitter director or executive officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Twitter entered into a letter agreement with Mr. Segal (the “Offer Letter”) dated July 11, 2017, and will enter into a Change of Control Severance Policy Participation Agreement (the “Participation Agreement”), a copy of which was filed with Securities and Exchange Commission as Exhibit 10.1 to Twitter’s Quarterly Report on Form 10-Q on August 11, 2014.  Each establishes his compensation as CFO as summarized below.

Salary. Mr. Segal’s annual salary rate will be $500,000.

Sign-on Bonus. Mr. Segal will be entitled to receive a sign-on bonus of $300,000. If Mr. Segal’s employment with Twitter is terminated before the one year anniversary of his start date (outside the context of a change of control), he will be required to repay the sign-on bonus, prorated for time spent at Twitter.

Equity Compensation.  In connection with his appointment and subject to approval by the Compensation Committee of Twitter’s board of directors, Twitter has agreed to grant two stock awards in the form of (i) Restricted Stock Units (“RSUs”) for 794,444 shares of Twitter common stock vesting over 4 years and (ii) performance-based restricted stock units (“PRSUs”) for 372,223 shares of Twitter common stock which will be eligible to vest based upon Twitter’s achievement of certain performance targets over next four fiscal years, in each case as more specifically described in the Offer Letter and subject to the terms of Twitter’s 2013 Equity Incentive Plan and the applicable RSU and PRSU award agreements.

Termination of Employment and Payments.  Mr. Segal will participate Twitter’s Change of Control and Involuntary Termination Protection Policy applicable to its executive officers, as modified by the terms of his Participation Agreement.  Under this policy, if Mr. Segal is involuntarily terminated for any reason (including by him for good reason, as defined in the policy/Participation Agreement) other than cause (as defined in the policy/Participation Agreement), death or disability on or within 12 months following a change of control, he would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 100% of his annual base salary, (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage and (iii) the acceleration of vesting of 100% of the shares underlying all unvested equity awards held by him immediately prior to such termination. If Mr. Segal is involuntarily terminated for any reason (including by him for good reason) other than cause, death or disability outside the context of a change of control, Mr. Segal would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 100% of his annual base salary, (ii) payment for up to 6 months of COBRA premiums to continue health insurance coverage and (iii) the acceleration of vesting of 12.5% of the shares underlying all unvested equity awards held by him immediately prior to such termination.

The foregoing descriptions of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the form of Participation Agreement, which was filed as Exhibit 10.1 to Twitter’s Quarterly Report on Form 10-Q on August 11, 2014, are qualified in their entirety by reference to the full text of the Offer Letter and the Participation Agreement and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

In announcing Mr. Segal as its new CFO, Twitter notes that this appointment is not related to Twitter’s previously-issued financial expectations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Offer Letter between Twitter and Ned D. Segal, dated as of July 11, 2017.
99.1	Press Release issued by Twitter, Inc., dated July 11, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By: /s/ Vijaya Gadde
Vijaya Gadde General Counsel & Secretary

Date:  July 11, 2017

EXHIBIT INDEX

Exhibit Number	Description
10.1	Offer Letter between Twitter and Ned D. Segal, dated as of July 11, 2017.

99.1	Press Release issued by Twitter, Inc., dated July 11, 2017